Exhibit 1
JOINT FILING AGREEMENT
Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of February 22, 2010, that only one statement containing the information required by Schedule 13G, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of American Dental Partners, Inc., and such statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

SKYSTONE ADVISORS LLC
By:	/s/ Kerry Nelson
Kerry Nelson, Managing Member

KERRY NELSON
/s/ Kerry Nelson
Kerry Nelson